Employment Agreement
By And Between
World Acceptance Corporation
And
A. Alexander McLean III

Effective
May 21, 2007

EMPLOYMENT AGREEMENT

This Agreement is effective as of May 21, 2007, by and between World Acceptance Corporation (the "Company"), a South Carolina corporation and A. Alexander McLean III (the "Executive").

The Compensation Committee of the Board of the Company (the "Committee"), acting on behalf of and pursuant to authority granted by the Board of Directors of the Company (the “Board”) at its meeting on May 21, 2007, determined that it would be in the best interests of the Company and its shareholders to retain the services of the Executive for the Period of Employment (as defined in Section III 3.1 below) and upon the terms provided in this Agreement. The Executive is willing to be employed by the Company on a full time basis for said Period of Employment and upon such other terms and conditions as provided in this Agreement.

In consideration of the mutual covenants and promises contained in this Agreement, the parties hereby agree as follows:

SECTION I

EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to be employed by the Company, for the Period of Employment, and based upon the other terms and conditions provided in the Agreement.

SECTION II

POSITION AND RESPONSIBILITIES

The Executive agrees to serve as the Company's Chief Executive Officer and to be responsible for the duties and responsibilities traditionally attributed to such position, reporting to the Board during the Period of Employment. The Executive agrees to continue to serve as a member of the Board. The Executive also agrees to continue to serve during the Period of Employment as an Officer and Director of any subsidiary, affiliate, or parent corporation ("Affiliates") of the Company which the Board feels is appropriate.

SECTION III

TERMS AND DUTIES

3.1 Period of Employment

For purposes of this Agreement, the Period of Employment will commence on May 21, 2007 and shall continue for a period of three (3) years, subject to extension or termination as provided in this Agreement. At the end of the three year period commencing from the effective date of this Agreement, the Board shall review the performance of the Executive, and this Agreement shall be deemed to be approved and extended automatically for an additional one (1) year period on the same terms and conditions, unless either the Company or the Executive gives contrary written notice to the other no less than ninety (90) days prior to the date on which this Agreement would otherwise be extended. At the end of each subsequent one year term, the Board shall review the performance of the Executive, and this Agreement shall be deemed to be approved and extended automatically for an additional one (1) year period on the same terms and conditions, unless either the Company or the Executive gives contrary written notice to the other no less than ninety (90) days prior to the date on which this Agreement would otherwise be extended. Non-renewal shall be deemed a termination of employment as of the end of the Period of Employment. Non-renewal by the Company shall be subject to the severance provisions set forth in Section VIII.8.1, and non-renewal by the Executive shall be subject to the severance provisions of Section VIII.8.3.

3.2 Duties

During the Period of Employment and except for illness, incapacity and reasonable vacation and holiday periods, the Executive shall devote all of his business time, attention and skill exclusively to the business and affairs of the Company and its Affiliates. The Executive will not engage in any other business activity, and will perform faithfully the duties which may be assigned to him from time to time by the Board of the Company. Notwithstanding the above, nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for:

3.2i.	Serving, with prior approval of the Board of the Company, as a Director or member of a committee or organization involving no actual or potential conflict of interest with the Company;

3.2.ii.	Delivering lectures and fulfilling speaking engagements;

3.2.iii.	Engaging in charitable and community activities; or

3.2.iv.
Investing his personal assets in investments or business entities in such form or manner that will not violate this Agreement or require services on the part of the Executive in the operation of affairs of the business entities in which those investments are made. These activities will be allowed as long as they do not materially affect or interfere with the performance of the Executive's duties and obligations to the Company.

SECTION IV

COMPENSATION, BENEFITS, AND PERQUISITES

For all services rendered by the Executive in any capacity during the Period of Employment, including services as an Executive, Officer, Director or Committee Member, the Executive shall be compensated as follows:

4.1 BASE SALARY

The Company shall pay the Executive a fixed base salary ("Base Salary") at such annual rate as the Compensation Committee deems appropriate; provided, however, that the Base Salary may not be less than $268,108.00 per year. Increases in Base Salary, once granted by the Committee, shall not be subject to reduction. Base Salary shall be payable according to the customary payroll practices of the Company. In no event shall Base Salary be payable less frequently than once per calendar month.

4.2 ANNUAL INCENTIVE AWARDS

The Company may, in its sole discretion, pay the Executive annual cash incentive compensation payments. At the beginning of each fiscal year, the Board or Committee may establish appropriate criteria for making such payments following the end of such fiscal year.

4.3 LONG-TERM INCENTIVE AWARDS

The Company may, in its sole discretion, pay the Executive long-term incentive compensation payments. The Committee may establish appropriate criteria for making such payments following the end of the performance period. Payments may, at the discretion of the Committee, take the form of cash, restricted stock and, stock options; provided, however, that any grants of restricted stock or stock options must also be approved in advance by the Company's Compensation and Stock Option Committee, which administers the Company's stock option plans. The intent of such long-term incentive compensation awards is to motivate the achievement of longer range and strategic goals. The Company agrees to enhance awards when goals are achieved and exceeded in recognition of the intent of this plan.

4.4 BENEFITS AND PERQUISITES

4.4.i Salaried Employee Benefits

Executive will be entitled to participate in all compensation and employee benefit plans and programs and receive all benefits and perquisites for which any salaried employee of the Company is eligible under any plan or program now or later established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees as long as such amendment or termination is applicable to all similarly situated salaried employees.

4.4.ii Supplemental Benefits

The Company also will provide long-term disability insurance which provides a benefit to the Executive of 60% of the Executive's Base Salary in effect at the time of disability.

In the event a group long-term disability benefit is provided by the Company for which the Executive becomes eligible, the Executive's long-term disability benefits under this Agreement will be offset by the benefits payable under the group policy such that combined long-term disability benefits payable under the two plans do not exceed 60% of the Executive's then current Base Salary.

Executive will be entitled to participate in the World Acceptance Corporation Supplemental Income Plan (SERP) in accordance with the terms of that plan.

4.5 AUTOMOBILE

The Company will provide an automobile (including maintenance and insurance expense) of a value commensurate with his position for use by the Executive in accordance with the Company Car Policy.

SECTION V

BUSINESS EXPENSES

The Company will reimburse the Executive for all reasonable travel, entertainment, business and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

SECTION VI

DISABILITY

6.1 In the event the Executive during the Period of Employment is unable to perform with or without accommodation his duties as set forth in Section III.3.2 for reasons of physical or mental incapacity, the Company will continue to pay the Executive in accordance with the compensation provisions of this Agreement during the period of his disability. However, in the event the Executive is disabled for a continuous period of ninety (90) days or more, the Company may terminate the employment of the Executive pursuant to this Agreement, and make payments to the Executive under the terms of the long-term disability provisions of this Agreement. In the event the Company terminates the employment of the Executive pursuant to this Section VI, the Company will have no further compensation obligations to the Executive, except for earned but unpaid Base Salary, annual incentive compensation payment, if any, pro rated to the Date of Termination of employment and any benefits payable under the SERP.

6.2 During the period the Executive is receiving either regular compensation or disability payments as described in this Agreement, and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his prior position with the Company and his physical and mental health. During the disability period, the Executive is responsible for reporting directly to the Board. If the Company fails to make a payment or provide a benefit required as part of the Agreement, the Executive's obligation to fulfill information and assistance will end.

6.3 The term "disability" will have the same meaning as under the disability benefits to be provided pursuant to this Agreement, or such group disability plan as may be in effect for similarly situated employees at that time. In the event the definition of disability is not consistent, the definition contained in the plan document of such group plan shall control.

SECTION VII

DEATH

In the event of the death of the Executive during the Period of Employment, the Company's obligation to make payments under this Agreement shall cease as of the date of death, except for Base Salary through the end of the Company's normal payroll period and any earned but unpaid annual incentive compensation payments prorated to the date of death. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided in this Agreement, including the SERP according to the terms and conditions of that Plan.

SECTION VIII

EFFECT OF TERMINATION OF EMPLOYMENT

Except as otherwise set forth in Sections VI, VII and IX:

8.1 If the Executive's employment terminates, due to either a Without Cause Termination or a Constructive Discharge, as hereafter defined in this Agreement, the Company will pay the Executive, or in the event of his death, his beneficiary or beneficiaries,

8.1.i in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

A.  the sum of (1) the Executive’s accrued Annual Base Salary and any accrued vacation pay through the Date of Termination, (2) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, and (3) the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination (“Accrued Compensation”); and

B.  the product of (1) the average annual bonus paid to the Executive in respect of the three final years prior to the Date of Termination (“Reference Bonus”), and (2) a fraction, the numerator of which is the number of days from April 1 in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365 (the “Pro Rata Bonus”); and

8.1.ii the Company shall pay to the Executive as severance an amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Reference Bonus, such sum to be paid in 24 equal monthly installments in accordance with the Company’s normal payroll policies; and

8.1.iii  any stock options and other equity incentives shall vest and become immediately exercisable, as the case may be and all vested stock options held by the Executive shall be exercisable for a period of one year, but not beyond the original expiration of their term (“Equity Benefits”)

8.1.iv for two years after the Date of Termination, or until such time that the Executive becomes employed by another company that offers similar benefits and is eligible for such benefits, the Company shall continue to provide to the Executive and his eligible dependents the health, welfare and other benefits specified in Section IV.4.4 above as if the Executive remained an active employee of the Company. Subject to the provision of health benefits as provided below, such benefits will be provided to Executive only to the extent such benefits may be provided to Executive on a non-taxable basis. If the health benefits provided to the Executive are considered taxable benefits, such health benefits will be provided to Executive for the lesser of the applicable maximum coverage period under the COBRA health care continuation rules or two years. If the Company is unable to provide the coverage indicated above due to plan limitations, it will make two years of payments to the Executive equal to the premiums in effect at the time of termination. (“Welfare and Fringe Benefits”);

8.2 If the Executive's employment terminates due to a Termination for Cause, as hereinafter defined, the Company will pay to the Executive the Accrued Compensation defined in Section VIII.1.i.A. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive.

8.3 If Executive resigns from employment with the Company or gives notice of non-renewal in accordance with Section III.3.1 hereof, the Company will pay the Accrued Compensation defined in Section VIII.1.i.A. No other payments will be made and the Company will not be obligated to provide any other benefits to or on behalf of the Executive except any benefits payable under the SERP.

8.4 Except as otherwise expressly provided in this Agreement and except for any long-term incentive payments to which Executive is entitled, upon termination of the Executive's employment hereunder, the Company's obligation to make payments or provide benefits under this Agreement will cease.

SECTION IX

DEFINITIONS

For this Agreement, the following terms have the following meanings:

9.1 Termination for Cause means termination of the Executive's employment by the Company, by written notice to the Executive, specifying the event relied upon for such termination, due to (i.) the Participant's gross misconduct in respect of his duties for the Company or any conduct which has resulted or is likely to result in damage to the Company’s reputation, (ii.) conviction for a felony, (iii.) knowing and intentional failure to comply with applicable laws with respect to the execution of the Company's business operations, (iv.) theft, fraud, embezzlement, dishonesty or other conduct which has resulted or is likely to result in material economic damage to the Company or any of its Affiliates, or (v.) substantial dependence on or addiction to alcohol or use of drugs except those legally prescribed by and administered pursuant to the directions of a practitioner licensed to do so under the laws of the state or country of licensure.

9.2 Constructive Discharge means termination of the Executive's employment by the Company due to a failure of the Company to fulfill its obligations under this Agreement in any material respect, including any material reduction of the Executive's Base Salary, failure to appoint or reappoint the Executive to the office of Chief Executive Officer or other material change by the Company in the functions, duties or responsibilities of the position which would reduce the ranking or level, responsibility, importance or scope of the position. This would also include any assignment or reassignment by the Company of the Executive to a place of employment that is a material change in the geographic location away from the Company's present headquarters or another location in Greenville, South Carolina. The Executive will provide the Company written notice which describes the circumstances being relied on for the Constructive Discharge with respect to the Agreement within ninety (90) days after the event giving rise to the notice. The Company will have thirty (30) days to remedy the situation prior to the Termination for Constructive Discharge.

9.3 Without Cause Termination means termination of the Executive's employment by the Company other than due to death or disability and other than Termination for Cause and includes, without limitation, termination of the Executive's employment by the Company's giving notice of non-renewal in accordance with Section III.3.1 hereof.

SECTION X

OTHER DUTIES OF THE EXECUTIVE DURING AND

AFTER THE PERIOD OF EMPLOYMENT

During the Period of Employment and for 24 months thereafter:

10.1 The Executive will, with reasonable notice, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claim or legal actions in which the Company is or may become a party.

10.2 The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information is essential to the performance of the Executive's duties under this Agreement.

10.3 The Executive will not, except to the extent reasonably necessary in performance of the duties under this Agreement or except as required by law, give to any person, firm, company, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others.

10.4 All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company and in the Company’s possession.

10.5 The Executive will not use his status with the Company to obtain financial benefits, loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship with the Company.

10.6 The Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company.

10.7 The Executive, without prior express written approval by the Board, will not directly or indirectly own or hold any proprietary interest in, be employed by, or receive compensation from any party engaged in the same business as the Company. For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise of an equity interest in any privately owned business firm or entity or ownership of more than five percent (5%) of any class of equity interest in a publicly-held corporation.

10.8 The Executive, without express written approval from the Board, will not solicit any members of the then current clients of the Company or then current employees of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company. Executive agrees that any obligation of the Company to make any payments to the Executive under the terms of this Agreement will cease upon any violation of the preceding paragraphs.

The parties desire that the provisions of Section X be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought, and agree that the Company may specifically enforce the terms hereof. If any portion of Section X is judged to be invalid or unenforceable, Section X will be amended to conform to the legal changes so that the remainder of the Agreement remains in effect.

SECTION XI

EFFECTS OF CHANGE IN CONTROL

11.1 In the event there is a Change in Control (as hereafter defined) of the ownership of the Company, the Executive may at any time immediately resign upon written notice to the Company. In this event, the Company will pay the Accrued Compensation through the Date of Termination.

11.2 In the event there is a Change in Control of the Company, and the Executive's employment is terminated within two years of such Change in Control due to a Without Cause termination or Constructive Discharge, the Company will pay the Executive:

11.2.i In the form of a lump sum payment of Accrued Compensation, Pro Rata Bonus and two times the sum of Base Salary plus the Reference Bonus as defined in Section 8 - except that the Base Salary used for calculation of the payment will be the highest base salary in effect between the date immediately preceding the occurrence of the Change in Control and the Executive's Date of Termination. Such amount will be paid within thirty (30) days after the Executive's Date of Termination.

11.2.ii  In addition, any stock options and other equity incentives shall vest and become immediately exercisable, as the case may be and all vested stock options held by the Executive shall be exercisable for a period of one year, but not beyond the original expiration of their term.

11.2.iii  All other benefits described in Section 8.1.iv of this Agreement will be continued in accordance with Section 8.1.iv of this Agreement.

It is understood that, in the event that Executive is entitled to severance payments under this Section 11.2, then such severance payments shall be in lieu of any severance payments to which the Executive would be entitled under Section 8 hereof.

In the event there is a Change in Control of the Company and the Executive's employment is terminated as provided in this Section 11.2 after the first anniversary of such Change in Control, the compensation otherwise payable under this Section 11.2.i shall not be paid in a lump sum but shall be paid in the manner specified in Section 8 of this Agreement.

11.3 It is the intention of the parties hereto that the severance payments and other compensation provided for herein are reasonable compensation for Executive's services to the Company and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Code and any regulations there under. In the event that the Company's independent accountants acting as auditors for the Company on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be reduced to the point that such compensation shall not qualify as "excess parachute payments."

11.4 Change in Control means a "change in ownership," a "change in effective control," or a “change in the ownership of substantial assets” of a corporation as described in Treasury Regulations Section 1.409A-3(g)(5) (which events are collectively referred to herein as “Change in Control events”).

11.4i.
A "change in ownership" of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more that fifty percent (50%) of the total fair market value or total voting power of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of paragraph (b) below)).

11.4ii	If the Company has not undergone a change in ownership under paragraph (a) above, a "change in effective control" of the Company occurs on the date that either:

(a)
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(b)
A majority of members of the Company’s Board is replaced during any 12-monthperiod by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.

11.4iii
A "change in the ownership of substantial assets" of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

SECTION XII

WITHHOLDING TAXES

The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required to be withheld pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior Employment Agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefits or compensation inuring to the Executive of a kind elsewhere provided and not expressly provided in this Agreement.

SECTION XIV

CONSOLIDATION, MERGER, OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation or person which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a Consolidation, Merger, or Sale of Assets the term "the Company" as used will mean the other corporation and this Agreement shall continue in full force and effect.

SECTION XV

MODIFICATION

This Agreement may not be modified or amended except in writing signed by both parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI

COMPLIANCE WITH SECTION 409A

Notwithstanding any other provisions of this Agreement, to the extent applicable, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations (or similar guidance) there under. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements. If the Executive is considered a "specified employee" (as defined in Code Section 409A and related treasury regulations) at the time of any termination of employment under Section 8.1 or Section 11.2 of this Agreement, a portion of the amount payable to Executive under Section 8.1 or Section 11.2 shall be delayed for six (6) months following Executive's Date of Termination to the extent necessary to comply with the requirements of Code Section 409A. Any amounts payable to Executive during such six (6) month-period that are delayed due to the limitation in the preceding sentence shall be paid to Executive in a lump sum on or after the first day of the seventh (7th) month following Executive's Date of Termination.

SECTION XVII

GOVERNING LAW

This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by the laws of that state.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of May 21, 2007 by its duly authorized officers and Executive has hereunto set his hand.

WORLD ACCEPTANCE CORPORATION

By:	/s/ James R. Gilreath
James R. Gilreath, Chairman of the Compensation Committee

/s/ A. Alexander McLean, III (SEAL)
A. Alexander McLean, III